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           GREY ADVERTISING INC. AND CONSOLIDATED SUBSIDIARY COMPANIES
 EXHIBIT - STATEMENT RE: COMPUTATION OF NET INCOME PER COMMON SHARE (UNAUDITED)
                                   EXHIBIT 11



                                                        FOR THE THREE MONTHS ENDED MARCH 31,
PRIMARY                                                  1996                        1995
                                                       -------------------------------------
Weighted average shares outstanding(1)                  1,269,539                1,300,109

Net effect of dilutive stock options -
based on the treasury stock method using
average market price                                       30,462                   21,013
                                                       -------------------------------------
TOTAL                                                   1,300,001                1,321,122
                                                       =====================================

Net Income                                             $6,263,000               $3,692,000
Less: Effect of dividend requirements and
       the change in redemption value of
       redeemable preferred stock                        (184,000)                (286,000)
                                                       -------------------------------------
NET EARNINGS USED IN COMPUTATION                       $6,079,000               $3,406,000
                                                       =====================================

Per share amount                                       $     4.68               $     2.58
                                                       =====================================

FULLY DILUTED
Weighted average shares outstanding (1)                 1,269,539                1,300,109

Net effect of dilutive stock options - based on
the treasury stock method using the period-end
market price, if higher than the average
market price                                               34,261                   24,108

Assumed conversion of 8.5% convertible
subordinated debentures issued December 1983               50,892                   51,000
                                                       -------------------------------------
TOTAL                                                   1,354,692                1,375,217
                                                       =====================================

Net Income                                             $6,263,000               $3,692,000
Less: Effect of dividend requirements and the
       change in redemption value of redeemable
       preferred stock                                   (184,000)                (286,000)

Add:  8.5% convertible subordinated debentures
        interest, net of income tax effect                 35,000                   35,000
                                                       -------------------------------------
NET EARNINGS USED IN COMPUTATION                       $6,114,000               $3,441,000
                                                       =====================================
Per share amount                                       $     4.51               $     2.50
                                                       =====================================

(1) Includes 80,003 shares and 54,287 shares for 1996 and 1995, respectively, expected to be issued pursuant to the terms of the Senior Management Incentive Plan.


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